Execution Version

Exhibit (h)(1)(xxvii)

Amendment

To

Second Amended and Restated Investment Company Services Agreement

This Amendment To Second Amended and Restated Investment Company Services Agreement, dated as of April 30, 2021 (“Amendment Effective Date”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and Matthews International Funds (the “Trust”), on its own behalf and on behalf of each Fund listed on Schedule A to the Amended Agreement (as defined below) (“Amendment”).

Background

BNYM and the Trust previously entered into the Second Amended and Restated Investment Company Services Agreement made as of April 2, 2008 (“Original Agreement”), as amended and supplemented (collectively, the “Current Agreement”). The parties wish to amend the Current Agreement as set forth in this Amendment.

Terms

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.         Modifications to Current Agreement. The Current Agreement is hereby amended by deleting Schedule A in its entirety and replacing it with the Schedule A attached to this Amendment, dated April 30, 2021, between BNYM and the Trust.

2.         Adoption of Amended Agreement by New Funds. Each Fund that has been added to Schedule A by virtue of this Amendment acknowledges and agrees that (i) by virtue of its execution of this Amendment, it becomes and is a party to the Current Agreement as amended by this Amendment (“Amended Agreement”) as of the date first written above, or if BNYM commenced providing services to the Fund prior to the date first written above, as of the date BNYM first provided services to the Fund, and (ii) it is bound by all terms and conditions of the Amended Agreement as of such date. The term “Fund” has the same meaning in this Amendment as it has in the Current Agreement.

3.         Remainder of Current Agreement. Except as specifically modified by this Amendment, all terms and conditions of the Current Agreement shall remain in full force and effect.

4.         Governing Law. The governing law provision of the Current Agreement shall be the governing law provision of this Amendment.

5.         Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

6.         Signatures; Counterparts. The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of Amendment, by a manual signature on a copy of Amendment transmitted by facsimile transmission, by a manual signature on a copy of

Execution Version

Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Robert Jordan

Name:	Robert Jordan

Title:	Director

Matthews International Funds,

On its own behalf and on behalf of each Fund listed on Schedule A in its individual and separate capacity, and not on behalf of any other Fund

By:	/s/ John P. McGowan

Name:	John P. McGowan

Title:	Secretary

Execution Version

SCHEDULE A

(Dated: April 30, 2021)

This SCHEDULE A is Schedule A to that certain Second Amended and Restated Investment Company Services Agreement dated as of April 2, 2008, between BNY Mellon Investment Servicing (US) Inc. and Matthews International Funds, as amended.

IDENTIFICATION OF FUNDS

Matthews International Funds

Matthews Asia Credit Opportunities Fund

Matthews Asia Dividend Fund

Matthews Asia ESG Fund

Matthews Asia Growth Fund

Matthews Asia Innovators Fund

Matthews Emerging Markets Small Companies Fund

Matthews Asia Total Return Bond Fund

Matthews Asian Growth and Income Fund

Matthews China Fund

Matthews China Dividend Fund

Matthews China Small Companies Fund

Matthews Emerging Markets Equity Fund

Matthews India Fund

Matthews Japan Fund

Matthews Korea Fund

Matthews Pacific Tiger Fund